Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) shall be effective as of April 23, 2020 between Anika Therapeutics, Inc., a Delaware corporation (the “Company”), and Cheryl R. Blanchard (the “Executive”).

WHEREAS, the Executive is currently serving as Interim Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive are currently party to a letter agreement, dated February 25, 2020 (the “Prior Agreement”); and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                   Employment. Subject to earlier termination pursuant to the provisions of Section 4, the initial term of this Agreement shall commence on April 26, 2020 (the “Start Date”) and shall remain in effect through December 31, 2021 (the “Initial Term”). Unless terminated earlier pursuant to the provisions of Section 4, the Initial Term shall be renewed automatically for periods of one (1) year (each, an “Extended Term”), provided that either party does not provide written notice of non-renewal by the 30th of September immediately preceding the immediately next date of renewal. As used herein, “Term” shall include the Initial Term and any Extended Term, provided the Term shall end upon any termination of Employee’s employment with the Company pursuant to the provisions of Section 4.

2.                   Position, Duties and Related Matters. Effective as of the Start Date, and during the remainder of the Term, the Executive shall serve as the President and Chief Executive Officer of the Company and, as such: (a) shall have general supervision and direction of the business and affairs of the Company; (b) shall be responsible for corporate policy and strategy; (c) in the absence of a separately appointed Chief Operating Officer, shall exercise all the powers and perform the duties of the office of the chief operating officer of the Company, with general responsibility for the management and control of the operations of the Company; and (d) shall perform such other duties as the Board of Directors of the Company (the “Board”) may from time to time determine, provided that such other duties are consistent with the other position or positions that the Executive holds from time to time. The Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive shall continue to serve on the boards of directors of Dare Bioscience, Inc. and one privately-held life sciences company previously disclosed to the Board. The Executive shall resign from all other boards of directors on which she currently serves prior to the Start Date, provided that, to the extent that the Executive’s membership on another company board does not materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement and such company is not competitive with the Company, the Executive shall have 90 days following the Start Date to resign from such board. Notwithstanding the foregoing, the Executive may serve on other boards of directors or engage in religious, charitable or other community activities, provided that any such other services and activities proposed after the effective date of this Agreement are disclosed to the Board and the Board determines that those services or activities will not materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement. Executive shall be permitted to comply with former employer contractual cooperation obligations, if and when they arise, provided that doing so will not materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement. It is expected that the Executive will continue to serve as a member of the Board during the Term. The Executive shall not be entitled to receive any cash or equity or other compensation for such Board service. The Executive’s principal place of employment shall be the Company’s Bedford, Massachusetts headquarters, subject to Company-related business travel.

EXECUTION VERSION

3.                   Compensation and Related Matters.

(a)                Base Salary. Effective as of the Start Date, the Executive’s annual base salary shall be $625,000. The Executive’s base salary shall be redetermined annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.

(b)                Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as approved by the Board or the Compensation Committee from time to time in its sole discretion. Effective as of the Start Date, the Executive’s target annual bonus shall be 85% percent of her Base Salary, subject to adjustment in the sole discretion of the Board or its Compensation Committee with respect to any fiscal year after 2020. For fiscal year 2020, the Executive shall be eligible to receive a target annual bonus of 85% of her Base Salary, pro-rated for the period served under this Agreement after the Start Date. Any cash incentive compensation earned with respect to a fiscal year shall be paid no later than March 15 of the succeeding year and shall be subject to the Executive’s continued employment with the Company through the payment date.

(c)                Equity Awards. Effective as of the Start Date, the Executive shall be granted, pursuant to the Company’s 2017 Omnibus Incentive Plan (as amended from time to time, the “2017 Plan”), equity awards covering the Company’s common stock (collectively, the “LTI Grant”). The LTI Grant shall have a target grant date fair value for accounting purposes of $6,448,200 (the “LTI Grant Value”) and shall be apportioned among four equity awards as set forth below, using a 30-day volume-weighted average stock price as of April 17, 2020 and a restricted stock unit-to-option conversion ratio determined consistent with the Company’s past practice and using such volume-weighted average stock price. The LTI Grant shall be in lieu of any other long-term or equity incentive awards to which Company employees might be eligible in respect of fiscal year 2020 and shall be subject to the terms and conditions set forth below.

(i)                 Initial RSU Grant. The Company shall grant the Executive a time-based restricted stock unit grant (the “Initial RSU Grant”) covering a number of shares corresponding to one-third of the LTI Grant Value (i.e., one-third of the LTI Grant Value divided by the volume-weighted average stock price described above), adjusted as set forth in Section 3(c)(v) below. The Initial RSU Grant shall vest in three equal annual installments beginning on the first anniversary of the Start Date, subject to Executive’s continued employment with the Company through the relevant vesting date, and shall be settled upon or shortly following the relevant vesting date.

(ii)               Metrics PSU Grant. The Company shall grant the Executive a performance-based restricted stock unit grant (the “Metrics PSU Grant”) covering a target number of shares corresponding to one-third of the LTI Grant Value (i.e., the target number of shares shall equal one-third of the LTI Grant Value divided by the volume-weighted average stock price described above, and the number of shares earned under the Metrics PSU Grant may be as high as 150% of the target number based on performance in accordance with the Performance Measures (as defined below)), adjusted as set forth in Section 3(c)(v) below. The Metrics PSU Grant shall vest on February 25, 2023 (A) in accordance with, and to the extent contemplated by, the Performance Measures for 2020 Performance-Based Restricted Stock Units approved by the Compensation Committee on February 3, 2020, subject to future modification, if any, as noted below (the “Performance Measures”) and (y) subject to the Executive’s continued employment with the Company through February 25, 2023. Any portion of the Metrics PSU Grant that becomes vested shall be settled upon or shortly after the vesting date. The Executive acknowledges that she has been provided a copy of the Performance Measures. The Company acknowledges that the Compensation Committee intends to reconsider, for purposes of all outstanding performance-based restricted stock units to which the Performance Measures apply (including the Metrics PSU Grant), the Performance Measures in light of the economic and other effects of the COVID-19 pandemic and that, consistent with the Compensation Committee’s past practice, any such reconsideration (and subsequent updating) of the Performance Measures shall be based in part on the recommendations of, and discussions with, the Company’s management.

EXECUTION VERSION

(iii)             Time-Based Option Grant. The Company shall grant the Executive a time-based stock option grant (the “Time-Based Option Grant”) covering a number of shares corresponding to one-sixth of the LTI Grant Value (i.e., one-sixth of the LTI Grant Value divided by the volume-weighted average stock price described above and adjusted pursuant to the restricted stock unit-to-option conversion ratio described above). The per share exercise price of the Time-Based Option Grant shall equal the Fair Market Value (as defined in the 2017 Plan) thereof on the Start Date. The Time-Based Option Grant shall vest in equal installments on each of the first three anniversaries of the Start Date, subject to the Executive’s continued employment with the Company through the relevant vesting date. The Time-Based Option shall be intended to be an “incentive stock option” as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by Section 422 of the Code.

(iv)              TSR-Based Option Grant. The Company shall grant the Executive a performance-based stock option grant (the “TSR-Based Option Grant”) covering a target number of shares (“Target Shares”) corresponding to one-sixth of the LTI Grant Value (i.e., the number of Target Shares shall equal one-sixth of the LTI Grant Value divided by the volume-weighted average stock price described above and adjusted pursuant to the restricted stock unit-to-option conversion ratio described above, and the number of shares earned under the TSR-Based Option Grant may be as high as 150% of the number of Target Shares based on performance in accordance with the vesting provisions set forth below). The per share exercise price of the TSR-Based Option Grant shall equal the Fair Market Value (as defined in the 2017 Plan) thereof on the Start Date. The TSR-Based Option Grant shall vest (A) based on the Company’s total shareholder return (“TSR”) compared to the TSRs of the companies set forth on Exhibit A (collectively, the “Comparison Group”) during the period beginning on the Start Date and ending on December 31, 2022 and (B) subject to the Executive’s continued employment with the Company through such ending date. The Comparison Group shall exclude the Company. The TSR of a company (including the Company) shall be the percentage increase in such company’s stock price during the Performance Period (giving effect to reinvested dividends, if any, and assuming that dividends are reinvested on the ex-dividend date). For purposes of the foregoing sentence, a company’s stock price at the beginning of the Performance Period shall be based on a thirty-trading day volume-weighted average price formula prior to the beginning of the Performance Period, and a company’s stock price at the end of the Performance Period shall be based on a thirty-trading day volume-weighted average price formula prior to the end of the Performance Period, in each case to be determined by the Compensation Committee. If a company in the Comparison Group is acquired or otherwise is no longer publicly traded and its stock price is no longer available, it shall be excluded from the Comparison Group, provided that a company that ceases to be publicly traded due to its bankruptcy shall continue to be included in the Comparison Group as the lowest performing company in the Comparison Group. The Compensation Committee shall make appropriate adjustments to the TSR of the Company or any company in the Comparison Group to take into account all stock splits, reverse stock splits and other extraordinary events as determined by the Compensation Committee. The vesting of the TSR-Based Option Grant for purposes of TSR-based performance vesting shall be determined as follows:

EXECUTION VERSION

Company’s TSR: Percentile of Comparison Group TSRs	% of TSR-Based Option Vesting Based on TSR
<35%	0%
35%	50% of Target Shares
>35% and <50%	Linear interpolation between 50% and 100% of Target Shares
50%	100% of Target Shares
>50% and <75%	Linear interpolation between 100% and 150% of Target Shares
≥75%	150% of Target Shares

Executive shall be eligible to receive additional equity awards after fiscal year 2020 under the 2017 Plan or future equity incentive plans, as may be determined in the discretion of the Compensation Committee. Except for the terms and conditions set forth in this Agreement, equity awards (including the Initial RSU Grant, the Metrics PSU Grant, the Time-Based Option Grant and the TSR-Based Option Grant) shall be documented on and subject to the terms and conditions of the Company’s standard forms of notices of award and award agreements.

(v)                The number of shares to be initially covered by the Initial RSU Grant and the number of target shares to be initially covered by the Metrics PSU Grant, in each case prior to the adjustment set forth in this Section 3(c)(v), shall be adjusted such that, together with the equity award granted to the Executive under Section 3(d) of the Prior Agreement, 50% of all such three equity awards constitute performance-based compensation for purposes of the pay-for-performance scoring methodology of Institutional Shareholder Services. In order to effectuate the foregoing adjustment, (i) the Company shall determine the minimum number of shares by which the number of target shares to be initially covered by the Metrics PSU Grant prior to the adjustment set forth in this Section 3(c)(v) must be increased for 50% of all such three awards to constitute such performance-based compensation (such minimum number of shares, the “Adjustment Shares”), (ii) the number of target shares to be initially covered by the Metrics PSU Grant prior to the adjustment set forth in this Section 3(c)(v) shall be increased by 75% of the number of Adjustment Shares, (iii) the number of target shares to be initially covered by the Metrics PSU Grant prior to the adjustment set forth in this Section 3(c)(v) shall be increased by a number of shares equal to $5,000 divided by the Fair Market Value (as defined in the 2017 Plan), and (iv) the number of shares to be initially covered by the Initial RSU Grant prior to the adjustment set forth in this Section 3(c)(v) shall be decreased by 25% of the number of Adjustment Shares.

(d)                Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. In addition, the Company shall pay, promptly following receipt of appropriate invoicing after the execution of this Agreement, the reasonable legal fees and expenses incurred by the Executive for one legal counsel representing the Executive in connection with the negotiation and review of this Agreement and any related term sheet in an amount of up to $10,000.

EXECUTION VERSION

(e)                Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which she is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(f)                 Vacations. The Executive shall be entitled to thirty paid vacation days in each calendar year, which shall be accrued ratably during the calendar year and shall carry over to subsequent calendar years in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

4.                   Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)                Death. The Executive’s employment hereunder shall terminate upon her death.

(b)                Disability. The Company or the Executive may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

EXECUTION VERSION

(c)                Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose, a majority of the Board, exclusive of the Executive, determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if she were retained in her position; (iii) continued, willful and deliberate non-performance by the Executive of her duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement; (v) a violation by the Executive of the Company’s employment policies which has continued following written notice of such violation from the Board, or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) and (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(d)                Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement (including the Company’s non-renewal of the Term in accordance with Section 1) which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e)                Termination by the Executive. At any time during the Term, the Executive may terminate her employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company, which is a relocation of more than 50 miles from the Company’s Bedford, Massachusetts headquarters; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                 Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

EXECUTION VERSION

(g)                Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, 30 days after the date on which a Notice of Termination is given; (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period; and if the Executive’s employment is terminated pursuant to non-renewal of the Term in accordance with Section 1, the date on which the then-current Initial Term or Extended Term, as applicable, terminates. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.                   Compensation Upon Termination.

(a)                Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to her authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) within 30 days of the Executive’s Date of Termination. Any severance or termination pay or benefits under this Agreement, including under Section 6 of this Agreement and including acceleration of equity awards, other than Accrued Benefits, shall be contingent on (i) the Executive signing a general release of claims in favor of the Company and its affiliates and service providers in a form and manner satisfactory to the Company within 45 days of the receipt of such release (which shall be provided by the Company to the Executive no later than within two business days after the Date of Termination) and not revoking such release during the seven-day revocation period under such release and (ii) compliance with the covenants (including those that apply after the termination of the Executive employment with the Company) set forth in this Agreement. If the Executive breaches any of the provisions contained in this Agreement (including those that apply after the termination of the Executive employment with the Company), any unpaid severance or unpaid termination pay or benefits under this Agreement, including under Section 6 of this Agreement and including unvested equity awards, shall immediately cease and be forfeited.

(b)                Termination due to Death, due to Disability, by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated due to death as provided in Section 4(a), due to Disability as provided in Section 4(b), by the Company without Cause as provided in Section 4(d), or by the Executive for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive her Accrued Benefit. In addition,

(i)                 the Company shall pay the Executive an amount (the “Severance Amount”) equal to 18 months’ of the Executive’s then-current Base Salary. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Code, each installment payment under this Agreement is considered a separate payment; and

EXECUTION VERSION

(ii)               subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 18 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that if the Company determines necessary to avoid any adverse tax or other consequences for the Executive or the Company, the Company may instead pay to the Executive on a monthly basis during the period covered by this Section 5(b)(ii) an amount equal to the difference between the applicable COBRA premium and the applicable active employees’ rate for the coverage (plus, to the extent the payment of any such reimbursement results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such reimbursement and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to the amount of the expense incurred that is being reimbursed); and

(iii)             provided that such termination is not due to Disability and the Date of Termination occurs prior to December 31, 2021, the Initial RSU Grant and the Time-Based Option Grant shall vest in part on an accelerated basis as of the Date of Termination such that the total number of shares vested under each such grant (including any previously vested (and, if applicable, exercised) shares under each such grant) shall equal a percentage of the total shares initially subject to each such grant equal to (i) the number of calendar days in the period from the Start Date to such Date of Termination divided by (ii) 1,095. For any such award that is determined to be deferred compensation that is subject to the requirements of Section 409A of the Code, settlement of the vested portion of the award shall be accelerated only to the extent permitted by Section 409A of the Code, and to the extent not permitted, settlement shall occur at the time otherwise provided by the award agreement as if employment had not terminated. For the avoidance of any doubt, the provisions of this Section 5(b)(iii) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.

6.                   Change in Control Payment. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations in connection with the occurrence of a Change in Control of the Company, as defined herein. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 3 months prior to or 12 months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Term. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of such first event, in which case the provisions of Section 5(b) shall once again become applicable.

(a)                Termination in Connection with a Change in Control. (i) If within 3 months prior to or 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates her employment for Good Reason as provided in Section 4(e), then

EXECUTION VERSION

(A)              the Company shall pay the Executive cash in an amount (the “Change in Control Severance Amount”) equal to 2 times the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control). The Change in Control Severance Amount shall commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Severance Amount will commence to be paid in the second calendar year. If the Date of Termination occurs prior to a Change in Control, payment shall be made in substantially equal installments in accordance with the Company’s payroll practices over 18 months, but amounts shall be increased after the Change in Control to reflect the higher level of severance provided by this Section 6. If the Date of Termination occurs after a Change in Control, payment shall be made in a lump sum; and

(B)              subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 18 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA; provided, however, that if the Company determines necessary to avoid any adverse tax or other consequences for the Executive or the Company, the Company may instead pay to the Executive on a monthly basis during the period covered by this Section 6(a)(i)(B) an amount equal to the difference between the applicable COBRA premium and the applicable active employees’ rate for the coverage (plus, to the extent the payment of any such reimbursement results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such reimbursement and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to the amount of the expense incurred that is being reimbursed); and

(C)              Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination or, if later, the effective date of such Change in Control. For the Metrics PSU Grant and each other award with a performance metric-based vesting condition (other than a TSR-based vesting condition), such vesting shall be based on the greater of assumed target performance or actual performance measured through the Date of Termination. For the TSR-Based Option Grant (and any other award with a TSR-based vesting condition), the applicable Performance Period (or the performance period for such other award) shall be shortened to end as of immediately prior to the Change in Control. For any such award that is determined to be deferred compensation that is subject to the requirements of Section 409A of the Code, settlement of the vested portion of the award shall be accelerated only to the extent permitted by Section 409A of the Code, and to the extent not permitted, settlement shall occur at the time otherwise provided by the award agreement as if employment had not terminated. For the avoidance of any doubt, the provisions of this Section 6(a)(i)(C) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.

EXECUTION VERSION

(b)                To the extent not “assumed” or “substituted” (as each such term is defined and described in Section 15.2(b) of the 2017 Plan) in connection with a Change in Control, all equity awards held by Executive (including the awards granted as of the Start Date) would immediately accelerate and become fully exercisable or nonforfeitable as of the date of the Change in Control. For each award that includes a performance-based vesting condition, such performance-based vesting shall be based on the greater of assumed target performance or actual performance measured through the date of the Change in Control. For any such award that is determined to be deferred compensation that is subject to the requirements of Section 409A of the Code, settlement of the vested portion of the award shall be accelerated only to the extent permitted by Section 409A of the Code, and to the extent not permitted, settlement shall occur at the time otherwise provided by the award agreement as if employment had not terminated. For the avoidance of any doubt, the provisions of this Section 6(b) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.

(c)                Notwithstanding anything to the contrary in this Agreement, it is expressly understood by the parties hereto that so long as the Executive retains primary management responsibilities for the business conducted by the Company immediately prior to a Change in Control, “Good Reason” shall not exist under Section 4(e)(i).

(d)                Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6(b), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any calculation or reduction made pursuant to this Section 6(b) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.

(e)                For purposes of this Section 6, “Change in Control” shall have the meaning ascribed thereto in the 2017 Plan.

7.                   Section 409A.

(a)                Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

EXECUTION VERSION

(b)                The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                To the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A, the determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive promptly after it is submitted for reimbursement, but in any event on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.

(d)                The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.                   Confidential Information, Noncompetition and Cooperation.

(a)                Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b)                Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

EXECUTION VERSION

(c)                Assignment of Inventions. The Executive understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. The Executive agrees to be bound by the terms of such agreements in the event the Executive has access to such Confidential Information.

(d)                Developments.

(i)                 The Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by her (alone or jointly with others) or under her direction during the period of her employment. The Executive acknowledges that all work performed by her is on a “work for hire” basis, and the Executive does hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all her right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to her by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

(ii)               To preclude any possible uncertainty, the Executive has set forth on Exhibit A attached hereto a complete list of Developments that she has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of her employment with the Company that she considers to be her property or the property of third parties and that she wishes to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause her to violate any prior confidentiality agreement, she understands that she is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. The Executive has also listed on Exhibit A all patents and patent applications in which she is named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of her employment with the Company, she incorporates a Prior Invention into a Company product, process or machine or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

EXECUTION VERSION

(iii)             This Agreement does not obligate the Executive to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on the Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of her employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. The Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to any moral rights or other special rights which the Executive may have or accrue in any Company-Related Developments.

(e)                Enforcement of Intellectual Property Rights. The Executive will cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. The Executive will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

(f)                 Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(g)                Noncompetition and Nonsolicitation. During the Term and for 12 months thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from directly or indirectly calling upon, soliciting or encouraging any customer, potential customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(g) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted in the same geographic locations as the Company, which markets any products or services that are competitive with the products or services of the Company or the products or services that the Company has under development or active planning during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

EXECUTION VERSION

(h)                Third-Party Agreements and Rights. Except as disclosed to the Board prior to the effective date of this Agreement, the Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(i)                 Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(i).

(j)                 Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9.                   Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

EXECUTION VERSION

10.               Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.               Key Man Life Insurance. During the Term, the Company may procure and maintain key man life insurance with respect to the Executive in such amounts and with such terms as may be determined by the Board in its sole discretion, and the Executive shall assist and cooperate with the Company in procuring, maintaining and renewing such key man life insurance. The Company shall be the sole beneficiary of any such key man life insurance policy, and neither the Executive nor the heirs or personal representatives of the Executive shall have any interest in or to any proceeds, cash surrender value or other payments associated with any such key man life insurance policy.

12.               Integration; Prior Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes the Prior Agreement and all other prior agreements. Effective as of the Start Date, the Term (as defined in the Prior Agreement) shall automatically terminate. Notwithstanding the foregoing, the Executive shall be entitled to the compensation payable under Section 3(b)(i) of the Prior Agreement in accordance with the terms thereof.

13.               Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14.               Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).

15.               Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.               Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.               Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

EXECUTION VERSION

19.               Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20.               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.               Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.               Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ANIKA THERAPEUTICS, INC.

By:	/s/ Thomas Finnerty
Name:	Thomas Finnerty
Title:	Executive Vice President of Human Resources

EXECUTIVE
/s/ Cheryl R. Blanchard
Cheryl R. Blanchard

EXECUTION VERSION

Exhibit A

1.	The Global Industry Classification Standard (GICS) 3520 (Pharmaceuticals, Biotechnology & Life Sciences) companies in the Russell 2000 Value Index determined on the Start Date;

2.	The Global Industry Classification Standard (GICS) 3510 (Health Care Equipment) companies in the Russell 2000 Value Index determined on the Start Date; and

3.	If not included in Item 1 or Item 2 above: AMAG Pharmaceuticals, Inc.; Avid Bioservices, Inc.; Vericel Corporation; Conformis, Inc.; Axogen, Inc.; CryoLife, Inc.; and Glaukos Corporation.

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